Exhibit 99.1

Contact:

CryoCor	The Ruth Group
Gregory J. Tibbitts	Stephanie Carrington / Nick Laudico (investors)
Chief Financial Officer	(646) 536-7017 / 7030
(858) 909-2200	scarrington@theruthgroup.com
gtibbitts@cryocor.com	nlaudico@theruthgroup.com

Jason Rando (media)
(646) 536-7025
jrando@theruthgroup.com

For Immediate Release

CryoCor Reports 2006 Results and

Provides Clinical Update

San Diego, CA, February 15, 2007 – CryoCor, Inc. (Nasdaq:CRYO), a medical device company focused on the treatment of cardiac arrhythmias, today reported on its financial results for the year ended December 31, 2006 and provided an update on its clinical progress.

Clinical Status

CryoCor met with the United States Food and Drug Administration, or FDA, in February 2007 to discuss the status of the FDA’s review of CryoCor’s application for pre-market approval, or PMA, for the treatment of atrial flutter, or AFL. CryoCor was notified at this meeting that the FDA is convening an Advisory Panel meeting in order to evaluate the chronic effectiveness data in the amended PMA. There can be no assurance that the Advisory Panel meeting will result in a recommendation that CryoCor’s Cardiac Cryoablation System, or cryoablation system, will be approved or that the FDA will ultimately approve the cryoablation system for the treatment of AFL. The Advisory Panel meeting is expected to be held in early April 2007.

CryoCor reported it expects to need to enroll 15-18 more patients to complete enrollment in its atrial fibrillation, or AF, pivotal trial. CryoCor indicated its total enrollment will exceed the originally planned patient enrollment of 160 patients due to a slightly higher rate of patient withdrawal than anticipated. CryoCor reported that it has experienced an improvement in the rate of monthly patient enrollment and based on its current pace of enrollment, CryoCor expects to complete enrollment in the second quarter of 2007.

CryoCor indicated that it expects to have enrolled a sufficient number of patients for an evaluable dataset when it has enrolled between 168-170 patients, although the FDA has approved the enrollment of up to 180 patients. CryoCor reported that a small number of patients withdrew for several reasons, including being randomized to drug therapy rather than cryoablation therapy. CryoCor has opened several new clinical sites in the last two months and has also aggressively pursued continued enrollment at existing sites to expedite the completion of enrollment.

Financial Review

CryoCor markets its cryoablation system in Europe, where it has received CE mark approval. Product sales for the year ended December 31, 2006 decreased $303,000 to $540,000 compared to $843,000 for the same period in 2005. The decrease in product sales from 2005 to 2006 was due to the closure of CryoCor’s European subsidiary and the decision to sell products in Europe only through a network of distributors. As of December 31, 2006, CryoCor had $78,000 of deferred revenue related to product shipped to European distributors that has not yet met the Company’s revenue recognition criteria.

Cost of sales for the year ended December 31, 2006 decreased $633,000 to $2.5 million compared to $3.1 million for the same period in 2005. Cost of sales primarily consists of materials, labor and overhead costs associated with the manufacturing and warranty of CryoCor’s products. The decrease in cost of sales from 2005 to 2006 was related to lower headcount costs associated with CryoCor’s staff restructuring in early 2006, as well as reduced sales volumes in 2006. Cost of sales is high relative to the volume of sales due to the fixed costs associated with manufacturing CryoCor’s products. If CryoCor’s products are approved by the FDA and are successfully commercialized, CryoCor anticipates that cost of sales as a percentage of revenues will decline. Included in cost of sales for the years ended December 31, 2006 and 2005 were non-cash stock-based compensation of $411,000 and $277,000, respectively.

Research and development expenses for the year ended December 31, 2006 decreased $1.7 million to $5.8 million compared to $7.5 million for the same period in 2005. The decrease from 2005 to 2006 was primarily due to general cost reductions in 2006 mainly associated with CryoCor’s staff restructuring in early 2006 and slower patient enrollment in 2006 versus 2005 for the atrial fibrillation pivotal trial. Included in research and development expenses for the years ended December 31, 2006 and 2005 were non-cash stock-based compensation of $497,000 and $770,000, respectively.

Selling, general and administrative expenses for the year ended December 31, 2006 increased $442,000 to $7.4 million compared to $6.9 million for the same period in 2005. The increase from 2005 to 2006 was primarily due to an increase in non-cash stock-based compensation of $371,000. Included in general and administrative expenses for the years ended December 31, 2006 and 2005 were non-cash stock-based compensation of $1.4 million and $1.0 million, respectively.

The losses from operations for the three months and the full year ended December 31, 2006 were $3.8 million and $15.1 million respectively, compared to $4.7 million and $16.7 million for the same periods in 2005. Basic and diluted net loss per share for the year ended December 31, 2006 was $1.40.

Cash, cash equivalents and short-term investments were $19.0 million as of December 31, 2006.

Financial Guidance

CryoCor expects to maintain its current net burn rate, approximately $950,000 per month, through 2008. CryoCor expects that its existing cash resources will be used to pay off its existing debt and finance the Company until December 2007. CryoCor expects to pursue additional financing from either an equity financing, a restructuring of its debt facility, or a corporate partnership in 2007.

Gross revenues in Europe for 2007 are projected to be approximately $200,000 - $400,000. CryoCor has closed its direct sales subsidiary in Germany and has discontinued its direct sales efforts. Current European sales are primarily to selected sites in the United Kingdom, Germany and Italy via our European distributors. Gross revenues in the United States will be modest and will be dependent upon FDA approval of CryoCor’s product for the treatment of atrial flutter.

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, or cryoablation system, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The cryoablation system has been approved in Europe for the treatment of atrial fibrillation and atrial flutter, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the cryoablation system for the treatment of atrial fibrillation. In addition, the Company conducted a pivotal trial for the treatment of atrial flutter and filed a PMA with the FDA in 2005. The FDA did not approve that PMA filing for the treatment of atrial flutter and CryoCor amended its PMA based upon a different analysis of chronic effectiveness. For more information please visit CryoCor’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements related to the timing of the FDA Advisory Panel hearing to review CryoCor’s PMA for atrial flutter, the timing of when CryoCor will complete enrollment in its AF pivotal trial, the Company’s expected cash burn rate and its ability to finance itself and pay off its existing debt without raising additional funding until December 2007, the Company’s need for and ability to access additional financing, the Company’s projected 2007 revenues, and the other financial guidance included in this press release, all of which are prospective. Such statements are only predictions and reflect CryoCor’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with CryoCor’s ability to maintain its current cash burn at its current expected rate and otherwise meet its financial guidance, to access additional financing when and to the extent necessary and to obtain regulatory approval in the United States for its cryoablation system for use in treating atrial flutter and atrial fibrillation within its anticipated timeframes, if at all; risks associated with the Company’s ability to add additional clinical sites for and complete enrollment in its atrial fibrillation pivotal trial and submit a PMA for atrial fibrillation; risks associated with the Company’s ability to receive approval from the FDA for the use of its cryoablation system to treat atrial flutter; risks associated with the Company’s ability to successfully commercialize its cryoablation system in the United States and elsewhere if its cryoablation system is approved for use in the United States; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

# # #

CryoCor, Inc.

Condensed Consolidated Balance Sheets

(in thousands except share and per share amounts)

	December 31, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets
Cash	$3,025	$10,583
Short-term investments	15,979	20,363
Inventory, net	820	718
Other current assets	611	856

Total current assets	20,435	32,520

Property and equipment, net	610	680
Other assets	297	244

Total assets	$21,342	$33,444

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$212	$488
Accrued liabilities	2,373	1,936
Deferred revenue	78	205
Current portion of long-term debt and capital lease obligations	—	2
Short-term debt	6,857

Total current liabilities	9,520	2,631

Long-term debt, less current portion	—	6,570

Common stock, $0.001 par value, 75,000,000 shares authorized; 11,030,366 and 10,643,999 shares issued and outstanding at December 31, 2006, and December 31, 2005, respectively	11	11
Additional paid-in capital	96,709	99,089
Accumulated comprehensive income	114	67
Deferred Compensation	—	(4,964)
Accumulated deficit	(85,012)	(69,960)

Total stockholders’ equity (deficit)	11,822	24,243

Total liabilities and stockholders’ equity	$21,342	$33,444

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three months ended December 31,		Years ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Product sales	$54	$161	$540	$843
Operating expenses:
Cost of sales(1)	616	776	2,468	3,101
Research and development(1)	1,540	2,044	5,835	7,536
Selling, general and administrative(1)	1,742	2,023	7,360	6,918

Total costs and expenses	3,898	4,843	15,663	17,555

Loss from operations	(3,844)	(4,682)	(15,123)	(16,712)

Interest income	264	337	1,147	634
Interest expense	(268)	(267)	(1,076)	(1,018)

Net loss	(3,848)	(4,612)	(15,052)	(17,096)
Dividends and accretion to redemption value of redeemable convertible preferred stock	—	—	—	(2,662)
Cumulative dividends on Series C preferred stock	—	—	—	(102)

Net loss attributable to common stockholders	$(3,848)	$(4,612)	$(15,052)	$(19,860)

Basic and diluted net loss per share attributable to common stockholders	$(0.36)	$(0.44)	$(1.40)	$(3.96)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	10,912	10,572	10,773	5,010

(1) Includes non-cash stock-based compensation expense as follows:

Cost of sales	$107	$77	$411	$277
Research and development	135	211	497	770
Selling, general and administrative	550	261	1,418	1,047

	$792	$549	$2,326	$2,094